Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PETIQ, INC.

October 25, 2024

FIRST: The name of the corporation is PetIQ, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

SIXTH: Election of directors need not be by written ballot unless the Bylaws so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) No current or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each current or former director or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by Delaware Law as so amended from time to time. Neither any amendment nor repeal of this Section, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Section, shall eliminate or reduce the effect of this Section in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(2)          The Corporation shall, in accordance with this Third Amended and Restated Certificate of Incorporation and the Bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, representative or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “Indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee. The Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors. Each person who was, is or becomes a director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Section. All rights to indemnification under this Section shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an Indemnitee who has ceased to be a director and shall inure to the benefit of the Indemnitee heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Section that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission. Claims for indemnification shall be made pursuant to the procedural requirements of the Bylaws.

(3)           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

NINTH: The Corporation reserves the right to amend this Third Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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